Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

BERGIO INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.00001 per share, reserved for issuance pursuant to the 2021 Incentive Stock and Reward Plan	Rule 457(c) and Rule 457(h)	1,000,000,000	$0.0005	$500,000	$0.0000927	$46.35
Total Offering Amounts					$500,000		$46.35
Total Fee Offsets							–
Net Fee Due							$46.35

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2021 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the closing price as reported on the OTC Markets on September 12, 2022 of $0.0005 per share.